EXHIBIT 10.1

EXECUTION COPY

$425,000,000

CREDIT AGREEMENT

among

UNITED COMPONENTS, INC.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers,

JPMORGAN CHASE BANK,
as Syndication Agent,

ABN AMRO BANK N.V.,
CREDIT LYONNAIS, NEW YORK BRANCH,
FLEET NATIONAL BANK
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents

and

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

Dated as of June 20, 2003

i

ii

iii

ANNEXES:
A	Pricing Grid

SCHEDULES:

1.1	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.6	Certain Litigation
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments
7.13	Existing Restrictions on Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F	Form of Legal Opinion of Latham & Watkins
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	Form of Prepayment Option Notice
I	Form of Exemption Certificate
J	Form of Lender Addendum
K	Form of Borrowing Notice

     CREDIT AGREEMENT, dated as of June 20, 2003, among UNITED COMPONENTS, INC. (f/k/a United Aftermarket, Inc.), a Delaware corporation (the “Borrower), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and J.P. MORGAN SECURITIES INC., as joint advisors, joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”), JPMORGAN CHASE BANK, as syndication agent (in such capacity, the “Syndication Agent”), ABN AMRO BANK N.V., CREDIT LYONNAIS, NEW YORK BRANCH, FLEET NATIONAL BANK and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

     WHEREAS, pursuant to the Purchase Agreement, dated as of April 25, 2003, among UIS, Inc. (“UIS”), UIS Industries, Inc. (“UIS Industries”; and together with UIS, the “Sellers”) and the Borrower (the “Acquisition Agreement”), the Borrower has agreed to acquire from the Sellers directly or through Subsidiaries (the “Acquisition”) the motor vehicle replacement parts business of the Sellers, consisting of all of the issued and outstanding common stock or other equity interests of Champion Laboratories, Inc., Wells Manufacturing Corp., Neapco Inc., Pioneer, Inc., Wells Manufacturing Canada Limited, UIS Industries, Ltd. (the owner of 100% of the capital stock of Flexible Lamps Ltd.), Mid-South Mfg. Inc., Airtex Products, S.A., Talleres Mecanicos Montserrat S.A. de C.V., Brummer Seal de Mexico, S.A. de C.V., Brummer Mexicana en Puebla, S.A. de C.V., Automotive Accessories Co. Ltd., Airtex Products, LLC and Airtex Products, Inc. (collectively, the “Acquired Business”);

     WHEREAS, the Borrower has requested the Lenders to make available the credit facilities described in this Agreement in order to finance a portion of the purchase price of the Acquisition and the payment of certain fees and expenses related to the Acquisition, and to provide for the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries;

     WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     “Acquired Business”: as defined in the recitals hereto.

     “Acquisition”: as defined in the recitals hereto.

     “Acquisition Agreement”: as defined in the recitals hereto.

     “Adjustment Date”: as defined in the Pricing Grid.

     “Administrative Agent”: as defined in the preamble hereto.

     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

     “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

     “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate	Eurodollar
	Loans	Loans

Revolving Credit Facility (including Swing Line Loans)	2.25%	3.25%
Tranche A Term Loan Facility	2.25%	3.25%
Tranche B Term Loan Facility	2.25%	3.25%

provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margins with respect to Revolving Credit Loans, Swing Line Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid.

     “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property which yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $3,500,000, excluding (x) any such Disposition permitted by clause (a), (b), (c), (d), (g), (h), (i), (j), (k) (except to the extent the aggregate Net Cash Proceeds of such Disposition and all other Dispositions made pursuant to such clause (k) since the date of this Agreement exceed $20,000,000), (l) or (m) of Section 7.5 and (y) any Recovery Event.

     “Assignee”: as defined in Section 10.6(c).

     “Assignment and Acceptance”: an Assignment and Acceptance substantially in the form of Exhibit E.

     “Assignor”: as defined in Section 10.6(c).

     “Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

     “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus -1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

     “Benefitted Lender”: as defined in Section 10.7.

     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

     “Borrower”: as defined in the preamble hereto.

     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

     “Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit K, delivered to the Administrative Agent.

     “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease, but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that Capital Expenditures shall in any event (a) exclude the purchase price in connection with the acquisition of any Person or all or substantially all of the assets, or a division, of any Person, and (b) exclude amounts expended with the proceeds of any Recovery Event.

     “Capital Lease”: any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

     “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

     “Champion Capital Program": projects associated with increasing production capacity and lowering labor, material, fringe and overhead costs at Champion Laboratories.

     “Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to own directly or indirectly (i) prior to a Qualified Public Offering, at least 51% of the common voting stock of the Borrower and (ii) on and after a Qualified Public Offering, at least 30% of the common voting stock of Borrower or such higher percentage that exceeds the highest percentage of common voting stock owned by any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or (b) a Specified Change of Control.

     “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Loans hereunder shall have been funded, which date shall be not later than October 31, 2003.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Co-Documentation Agents”: as defined in the preamble hereto.

     “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     “Commitment”: with respect to any Lender, each of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

     “Commitment Fee Rate”: 1/2 of 1% per annum; provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

     “Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “ total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

     “Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans, to the extent otherwise included therein.

     “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) expenses for taxes based on income, (b) total interest expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit, bankers’ acceptance financing or Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, (g) payments under the Management Agreement, (h) fees and expenses incurred in connection with the closing of the Acquisition, the Senior Subordinated Notes and the Loan Documents, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For purposes of determining compliance with the financial covenants set forth in Section 7.1, any equity contribution made to the Borrower by Holdings after the Closing Date and prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) Specified Equity Contributions may be made in no more than two fiscal quarters (which may be consecutive) in an amount not to exceed $10,000,000 for either such fiscal quarter and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.1.

     “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

     “Consolidated Interest Expense”: of any Person for any period, the difference of (a) total interest expense due and payable in cash in such period (including capitalized interest and interest attributable to Capital Lease Obligations) or (without duplication), with respect to the Senior Subordinated Notes, total interest expense accrued during such period, of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and, without duplication, net costs of such Person due and payable in cash in such period under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding, however, amortization of deferred financing costs to the extent otherwise included in Consolidated Interest Expense, minus (b) interest income received by such Person in cash for such period (including, without limitation, net cash income under Hedge Agreements in respect of interest rates to the extent such net income is allocable to such period in accordance with GAAP).

     “Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) notwithstanding clause (a) of the definition of “Consolidated Net Income”, the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

     “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower other than any Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary or any Organizational Document of such Subsidiary.

     “Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

     “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     “Control Investment Affiliate”: as to any Person, any other Person that (i) (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making or managing equity or debt investments in any other Person or (ii) is managed or advised by such Person or such Person’s Subsidiaries. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Derivatives Counterparty”: as defined in Section 7.6.

     “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

     “Dollars” and “$”: lawful currency of the United States of America.

     “Domestic Subsidiary”: any Subsidiary of the Borrower that (i) is organized under the laws of any jurisdiction within the United States of America and (ii) is not an Excluded Subsidiary.

     “ECF Percentage”: with respect to any fiscal year of the Borrower, 50%; provided, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.25 to 1.0; provided, further, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.50 to 1.0.

     “Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety (in each case to the extent relating to exposure to Materials of Environmental Concern), as has been, is now, or may at any time hereafter be, in effect.

     “Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations required under any Environmental Law.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

     “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

     “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

     “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower, (viii) fees and expenses incurred in connection with the closing of the Acquisition, the Senior Subordinated Notes or the Loan Documents, (ix) purchase price adjustments paid in connection with the Acquisition or any Permitted Acquisition, (x) the net amount of Investments permitted to be made pursuant to Section 7.8, and (xi) the aggregate amount of cash payments made during such period in respect of non-cash charges.

     “Excess Cash Flow Application Date”: as defined in Section 2.12(c).

     “Excluded Subsidiaries”: (a) any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower (as of the Closing Date or, if later, as of the date of acquisition thereof directly or indirectly by the Borrower), result in adverse tax consequences to the Borrower and (b) any Subsidiary of a Subsidiary described in the foregoing clause (a).

     “Facility”: each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Loan Facility”), (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”) and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     “Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

     “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower. (e.g., FQ4 2003 means the fourth fiscal quarter of the Borrower’s 2003 fiscal year, which ends December 31, 2003).

     “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness” in this Section.

     “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

     “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other public entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower, Holdings and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

     “Holdings”: UCI Acquisition Holdings, Inc., a Delaware corporation.

     “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables, accrued expenses and deferred compensation arrangements incurred in the ordinary course of such Person’s business and progress and advance payments received in the ordinary course of such Person’s business) which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such Indebtedness and the fair market value of the Property that is encumbered by such Lien as determined in good faith by such Person).

     “Indebtedness for Borrowed Money”: to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) obligations under Capital Leases, (iii) reimbursement obligations for letters of credit and financial guarantees (without duplication), (other than ordinary course of business contingent reimbursement obligations) or (iv) the deferred purchase price of property or services (except for accounts payable, deferred compensation arrangements and accrued expenses and receipt of progress and advance payments related to such purchase price, in each case arising in the ordinary course of business).

     “Indemnified Liabilities”: as defined in Section 10.5.

     “Indemnitee”: as defined in Section 10.5.

     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvent”: pertaining to a condition of Insolvency.

     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

     “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term

Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

and provided, further, that, during the period from the Closing Date until the date that is 30 days after the Closing Date, the Borrower shall be permitted to select Interest Periods of one week’s or two weeks’ duration.

     “Investments”: as defined in Section 7.8.

     “Issuing Lender”: Credit Lyonnais, New York Branch, in its capacity as issuer of Letters of Credit hereunder, and any other Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld or delayed).

     “Joint Lead Arrangers”: as defined in the preamble hereto.

     “Joint Venture”: any entity in which the Borrower or one or more Subsidiaries hold equity interests representing at least 20%, but not more than 80%, of the total outstanding equity interests of such entity.

     “L/C Commitment”: $15,000,000.

     “L/C Fee Payment Date”: the last day of each March, June, September and December (commencing with September 30, 2003) and the last day of the Revolving Credit Commitment Period.

     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed by or on behalf of any Loan Party.

     “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

     “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

     “Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

     “Lenders”: as defined in the preamble hereto.

     “Letters of Credit”: as defined in Section 3.1(a).

     “Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof having substantially the same effect as any of the foregoing).

     “Loan”: any loan made by any Lender pursuant to this Agreement.

     “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

     “Loan Parties”: the Borrower, Holdings and each Subsidiary Guarantor.

     “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

     “Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

     “Management Agreement”: the management agreement of the Borrower with the Sponsor and/or Affiliates of the Sponsor as in effect on the Closing Date or as modified from time to time with the consent of the Administrative Agent.

     “Material Adverse Effect”: a material adverse effect on (a) on or prior to the Closing Date, the Acquisition, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     “Material Subsidiary”: any Subsidiary of Borrower that holds assets having a fair market value (as reasonably and in good faith determined by the Board of Directors of the Borrower) of $10,000,000 or more.

     “Maximum Permitted Foreign Investment Amount” shall mean $35,000,000.

     “Maximum Permitted JV Investment Amount” shall mean $10,000,000.

     “Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

     “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     “Non-Excluded Taxes”: as defined in Section 2.20(a).

     “Non-U.S. Lender”: as defined in Section 2.20(d).

     “Note”: any promissory note evidencing any Loan.

     “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

     “Organizational Document”: with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person.

     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant”: as defined in Section 10.6(b).

     “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     “Permitted Acquisition”: any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the Capital Stock of (or if the remainder of such Capital Stock will be held by management, more than 80% of the Capital Stock of), or all or substantially all of the assets constituting a business unit of, any other Person so long as, with respect to any such acquisition, the following conditions are satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;

(b) after giving effect to such acquisition, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1;

(c) the target of such acquisition shall be in the same line of business as the Borrower and its Subsidiaries or one reasonably related thereto or a reasonable extension thereof;

(d) in the case of the acquisition of the Common Stock of another Person, such acquisition shall not be commenced by the Borrower or its Subsidiaries unless the board of directors of the target of such acquisition shall have consented thereto; and

(e) concurrently with the consummation of such acquisition the Borrower shall have complied with the requirements of Section 6.10 with respect thereto.

     “Permitted Investors”: the collective reference to the Sponsor, its Control Investment Affiliates and members of management of Holdings, the Borrower or any Subsidiary.

     “Permitted Foreign Investment Amount”: at the time of any determination thereof, (without duplication) (a) the sum of (i) the aggregate fair market value (as determined by the Borrower in good faith) of all assets Disposed of by Loan Parties to Excluded Subsidiaries after the Closing Date (net of the amount of any consideration received therefor), and (ii) the aggregate amount of Investments made by Loan Parties in Excluded Subsidiaries after the Closing Date (net of the amount of returns on such Investments, or if such Investment is a loan or a guarantee, less any cash payments actually received in reimbursement thereof); minus (b) (without duplication of any returns referred to in clause (a)(ii) above) any dividend received by a Loan Party from an Excluded Subsidiary.

     “Permitted JV Investment Amount”: at the time of any determination thereof, (without duplication) (a) the sum of (i) the aggregate fair market value (as determined by the Borrower in good faith) of all assets Disposed of by the Borrower or any of its Subsidiaries to Joint Ventures after the Closing Date (net of the amount of any consideration received therefor), and (ii) the aggregate amount of Investments made by the Borrower or any of its Subsidiaries in Joint Ventures after the Closing Date (net of the amount of returns on such Investments, or if such Investment is a loan or a guarantee, less any cash payments actually received in reimbursement thereof); minus (b) (without duplication of any returns referred to in clause (a)(ii) above) any dividend received by the Borrower or any of its Subsidiaries from a Joint Venture.

     “Permitted Seller Note”: a promissory note containing subordination and other provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any Subsidiary incurred in connection with any acquisition permitted under Section 7.8(h) and payable to the seller in connection therewith.

     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prepayment Date”: as defined in Section 2.18(d).

     “Prepayment Option Notice”: a notice from the Administrative Agent to each Tranche B Term Loan Lender substantially in the form of Exhibit H.

     “Pricing Grid”: the pricing grid attached hereto as Annex A.

     “Pro Forma Balance Sheet”: as defined in Section 4.1(a).

     “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock of another Person.

     “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

     “Qualified Public Offering”: any underwritten public offering of the common stock of the Borrower or Holdings which generates cash proceeds to the Borrower or Holdings, as applicable, of at least $50,000,000.

     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

     “Refunded Swing Line Loans”: as defined in Section 2.7.

     “Refunding Date”: as defined in Section 2.7.

     “Register”: as defined in Section 10.6(d).

     “Regulation H”: Regulation H of the Board as in effect from time to time.

     “Regulation U”: Regulation U of the Board as in effect from time to time.

     “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default under paragraph (a) of Section 8, paragraph (c) of Section 8 (with respect to the Borrower’s obligations under Section 7.1 only) or paragraph (f) of Section 8 has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (other than inventory (except in connection with a Recovery Event that is itself related to Inventory)) useful in its business.

     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (or contractually committed on the relevant Reinvestment Prepayment Date to be expended within 90 days after such Reinvestment Prepayment Date) to acquire assets (other than inventory (except in connection with a Recovery Event that is itself related to Inventory)) useful in the Borrower’s business.

     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower shall have determined not to acquire assets (other than inventory (except in connection with a Recovery Event that is itself related to Inventory)) useful in the Borrower’s business with such portion of such Reinvestment Deferred Amount.

     “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender or an Affiliate of such investment advisor, or by such Lender or an Affiliate of such Lender.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

     “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

     “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     “Responsible Officer”: with respect to financial matters, the chief executive officer, president, chief financial officer, treasurer or controller of the Borrower, and with respect to all other matters, any officer of the Borrower or other applicable Loan Party.

     “Restricted Payments”: as defined in Section 7.6.

     “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $75,000,000.

     “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

     “Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

     “Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

     “Revolving Credit Loans”: as defined in Section 2.4.

     “Revolving Credit Note”: as defined in Section 2.8.

     “Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the amount of the Total Revolving Extensions of Credit then outstanding).

     “Revolving Credit Termination Date”: June 30, 2009.

     “Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

     “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     “Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all material instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

     “Senior Subordinated Notes”: the subordinated notes of the Borrower issued on the Closing Date and any exchange notes issued in replacement thereof, in each case pursuant to the Senior Subordinated Note Indenture.

     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     “Specified Change of Control”: a “Change of Control”, as defined in the Senior Subordinated Note Indenture.

     “Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

     “Sponsor”: TC Group L.L.C. (which operates under the trade name “The Carlyle Group”).

     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person, provided that “Subsidiary” shall in no event include any Joint Venture. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Subsidiary.

     “Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

     “Swing Line Lender”: Lehman Commercial Paper Inc., in its capacity as the lender of Swing Line Loans.

     “Swing Line Loans”: as defined in Section 2.6.

     “Swing Line Note”: as defined in Section 2.8.

     “Swing Line Participation Amount”: as defined in Section 2.7.

     “Syndication Agent”: as defined in the preamble hereto.

     “Term Loan Facilities”: the collective reference to the Tranche A Term Loan Facility and the Tranche B Term Loan Facility.

     “Term Loan Lenders”: the collective reference to the Tranche A Term Loan Lenders the Tranche B Term Loan Lenders.

     “Term Loans”: the collective reference to the Tranche A Term Loans and Tranche B Term Loans.

     “Term Note”: as defined in Section 2.8.

     “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

     “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

     “Tranche A Term Loan”: as defined in Section 2.1.

     “Tranche A Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche A Term Loan Commitments is $50,000,000.

     “Tranche A Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

     “Tranche A Term Loan Lender”: each Lender that has a Tranche A Term Loan Commitment or is the holder of a Tranche A Term Loan.

     “Tranche A Term Loan Percentage”: as to any Tranche A Term Loan Lender at any time, the percentage which such Lender’s Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

     “Tranche B Term Loan”: as defined in Section 2.1.

     “Tranche B Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Loan Commitments is $300,000,000.

     “Tranche B Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

     “Tranche B Term Loan Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

     “Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

     “Transferee”: as defined in Section 10.14.

     “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

     “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (b)  As used herein and in the other Loan, Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (e)  All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be 5.12.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) the Tranche A Term Loan Lenders severally agree to make term loans (each, a “Tranche A Term Loan”) to the Borrower on the Closing Date in an amount for each Tranche A Term Loan Lender not to exceed the amount of the Tranche A Term Loan Commitment of such Lender and (b) the Tranche B Term Loan Lenders severally agree to make term loans (each, a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount for each Tranche B Term Loan Lender not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

     2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is five Business Days after the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

     2.3 Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in 22 consecutive quarterly installments, commencing on March 31, 2004, each of which shall be in an amount equal to such Lender’s Tranche A Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Tranche A Term Loans made on the Closing Date:

Installment	Percentage

March 31, 2004	1.25%
June 30, 2004	1.25
September 30, 2004	1.25
December 31, 2004	1.25
March 31, 2005	1.25
June 30, 2005	1.25
September 30, 2005	1.25
December 31, 2005	1.25
March 31, 2006	2.50
June 30, 2006	2.50
September 30, 2006	2.50
December 31, 2006	2.50
March 31, 2007	5.00
June 30, 2007	5.00
September 30, 2007	5.00
December 31, 2007	5.00
March 31, 2008	10.00
June 30, 2008	10.00
September 30, 2008	10.00
December 31, 2008	10.00
March 31, 2009	10.00
June 30, 2009	10.00

     (b)  The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 27 consecutive quarterly installments, commencing on December 31, 2003, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Tranche B Term Loans made on the Closing Date:

Installment	Percentage

December 31, 2003	0.25%
March 31, 2004	0.25
June 30, 2004	0.25
September 30, 2004	0.25
December 31, 2004	0.25
March 31, 2005	0.25
June 30, 2005	0.25
September 30, 2005	0.25
December 31, 2005	0.25
March 31, 2006	0.25
June 30, 2006	0.25
September 30, 2006	0.25
December 31, 2006	0.25
March 31, 2007	0.25
June 30, 2007	0.25
September 30, 2007	0.25
December 31, 2007	0.25

Installment	Percentage

March 31, 2008	0.25
June 30, 2008	0.25
September 30, 2008	0.25
December 31, 2008	0.25
March 31, 2009	0.25
June 30, 2009	0.25
September 30, 2009	23.5625
December 31, 2009	23.5625
March 31, 2010	23.5625
June 30, 2010	23.5625

     2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

     (b)  The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

     2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans, and no Revolving Credit Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is five Business Days after the Closing Date. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $250,000 or a multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $250,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a multiple of $500,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7 and the Borrower may request borrowings of Base Rate Loans under the Revolving Credit

Commitments in other amounts pursuant to Section 3.5. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

     2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

     (b)  The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

     2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

     (b)  The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

     (c)  If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

     (d)  Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

     (e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.8 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8); provided that to the extent not otherwise paid in full, all principal and interest outstanding in respect of the Term Loans shall be paid on the date of the last installment thereof. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

     (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c)  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (d)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be presumptively correct, absent manifest error, as to the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

     (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

     2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on September 30, 2003.

     (b)  The Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers (or any of them individually).

     2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than one Business Day’s notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $500,000, or a multiple of $50,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

     2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Any notice of prepayment given pursuant to this Section shall be irrevocable, provided, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $500,000 or a multiple of $50,000 in excess thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

     2.12 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Lenders shall otherwise agree, if (i) any Capital Stock shall be issued by Holdings or the Borrower (other than any issuance to Holdings or any of its other Subsidiaries), excluding any such Capital Stock issued by the Borrower or Holdings (A) to any Permitted Investor or (B) the proceeds of which are used within 360 days after receipt thereof by the Borrower or any Subsidiary to make Investments permitted by Section 7.8(h) or Capital Expenditures permitted by this Agreement, (provided that (x) the Borrower shall have notified the Administrative Agent in writing of such intended use not later than the ten days after the date of receipt of such proceeds and (y) any such proceeds not so used within such 360-day period shall be applied to the prepayment of the Term Loans on the last day of such period), or (ii) any Funded Debt is incurred by the Borrower or any other Loan Party (excluding Indebtedness permitted by Section 7.2), then on the date of such issuance or incurrence, as the case may be, the Term Loans shall be prepaid by an amount equal to the amount 50% of the Net Cash Proceeds of such issuance of Capital Stock or 100% of the Net Cash Proceeds of such incurrence of Indebtedness, as the case may be. The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement, or a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

     (b)  Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any other Loan Party shall receive Net Cash Proceeds from any Asset Sale (including any Disposition of any Capital Stock of any Subsidiary, whether by the issuer or the Loan Party that is the owner thereof, other than any such Disposition excluded from being an Asset Sale by the exclusions contained in the definition of “Asset Sale” in Section 1.1) or Recovery Event yielding Net Cash Proceeds in excess of $3,500,000 then, unless a Reinvestment Notice shall be delivered in respect thereof, within three Business Days after the date of receipt by such Loan Party of such Net Cash Proceeds, the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $15,000,000 in any fiscal year of the Borrower, (ii) on each Reinvestment Prepayment Date the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.12(d), and (iii) in any event the Term Loans shall be prepaid and/or the Revolving Credit Commitments shall be reduced, by an amount equal to any Net Cash Proceeds of any Asset Sale, Recovery Event or other Disposition of property of any Loan Party that would otherwise be required to be used to prepay the Senior Subordinated Notes, on the date such prepayment of the Senior Subordinated Notes would otherwise be required to be made, as set forth in Section 2.12(d). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

     (c)  Unless the Required Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2004, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid by an amount equal to the ECF Percentage of such Excess Cash Flow. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the date on which the financial statements of the

Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

     (d)  Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.12(b) shall be applied, first, to the prepayment of the Term Loans until the Term Loans are repaid in full and, second, to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent.

     2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     (b)  The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar

Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than nine Eurodollar Tranches shall be outstanding at any one time.

     2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

     (b)  Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

     (c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

     (d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

     2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

     2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b)  the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

     2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations then due and owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

     (b)  Subject to Section 2.18(d), each mandatory prepayment required by Section 2.12 to be applied to Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each optional prepayment in respect of the Term Loans shall be allocated among the Term Loan Facilities in accordance with the Borrower’s instructions. Each payment (including each prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans first, in direct order of the next four scheduled installments thereof to become due under Section 2.3(a) or (b), and thereafter, pro rata based on the remaining outstanding principal amount of the remaining installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

     (c)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

     (d)  Notwithstanding anything to the contrary in Sections 2.11, 2.12 or 2.18(b), so long as any Tranche A Term Loans are outstanding, each Tranche B Term Loan Lender may, at its option, decline up to 100% of the portion of any mandatory payment applicable to the Tranche B Term Loans of such Lender; accordingly, with respect to the amount of any mandatory prepayment described in Section 2.12 that is allocated to Tranche B Term Loans (such amount, the “Mandatory Prepayment Amount”), at any time when Tranche A Term Loans remain outstanding, the Borrower will, on the date specified in Section 2.12 for such prepayment, (A) give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Loan Lender a Prepayment Option Notice as described below and (B) deposit with the Administrative Agent the Mandatory Prepayment Amount. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be substantially in the form of Exhibit H, and shall include an offer by the Borrower to prepay on the date which is five Business Days after the date of such Prepayment Option Notice (the “Prepayment Date”) the Tranche B Term Loans of such Lender by an amount equal to the portion of the Mandatory Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loans. On the Prepayment Date, the Administrative Agent shall (i) apply the Mandatory Prepayment Amount toward prepayment of the outstanding Tranche B Term Loans in respect of which Lenders have accepted mandatory prepayment as described above and (ii) apply the remaining portion of the Mandatory Prepayment Amount not accepted by the Tranche B Term Loan Lenders toward prepayment of the Tranche A Term Loans. The procedures described above in this paragraph shall not be applicable in the case of a prepayment in full of all Term Loans.

     (e)  The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

     (f)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 1:00 P.M., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     (g)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, within three Business Days after demand therefor, from the Borrower.

     (h)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

     2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made subsequent to the date hereof:

(i)	shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income, or net profits or capital (if either is imposed in lieu of net income taxes), of such Lender);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)	shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 30 days after receipt of a reasonably detailed request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

     (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 days after submission by such Lender to the Borrower of a reasonably detailed request therefor (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

     (c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.20 Taxes. (a) Except as required by applicable law, all payments made by the Borrower under this Agreement to any Agent or Lender shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise taxes imposed on or measured by any Agent’s or Lender’s net income, or net profits or capital if either is imposed in lieu of net income taxes, as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Agent or Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Agent or Lender at the time such Agent or Lender becomes a party to this Agreement, except to the extent that such Agent’s or Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

     (b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as reasonably possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, (i) a certified copy of an original official receipt received by the Borrower showing payment thereof or (ii) if the Borrower determines that it is unable to provide a certified copy of such receipt, a certificate as to the amount of such payment. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent copies of the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (d)  Each Lender (or Transferee) that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit I and two copies of Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender agrees that it will deliver to the Borrower (and the Administrative Agent) updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of the Non-U.S. Lender to a continued exemption from or reduction in withholding tax with respect to payments under this Agreement or under any Loan Document and each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     (e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

     (f)  Any Lender that is United States person as defined in section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) a statement signed by an authorized signatory of the Lender that it is a United States person and, if necessary to avoid U.S. backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States and is not subject to backup withholding.

     (g)  If any Agent or Lender determines, in its good faith judgment, that it has received a refund of, any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.20(a) or Section 2.20(b), it shall pay over such refund to the Borrower within thirty Business Days of the receipt of such refund to the extent that it determines that it can do so without prejudice to the retention of such refund; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the applicable Agent or Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. This section shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or to any other Person.

     2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.17 or 2.22), (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement (whether or not such notice has been revoked or withdrawn by the Borrower) or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.22 Illegality. Notwithstanding any other provision herein, if the adoption after the date hereof of, or any change after the date hereof in, any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as it is no longer unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

     2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

     2.24 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace with a replacement financial institution any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) that defaults in its obligation to make Loans hereunder or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement pursuant to clause (a) above, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower or the assignee Lender shall be obligated to pay the registration and processing fee referred to therein), (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

     3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower, or for the joint and several account of the Borrower and any Subsidiary, on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is three Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

     (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with any applicable Requirement of Law.

     3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application with a copy to the Administrative Agent therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application with a copy to the Administrative Agent therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

     3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility (less the percentage per annum at which the Fronting Fee (as defined below) is paid in respect of such Letter of Credit), shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee (the “Fronting Fee”) on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 0.25% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

     (b)  In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

     3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such

L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

     (b)  If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

     (c)  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

     3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the third Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply, or unless the Borrower otherwise notifies the Administrative Agent and the relevant Issuing Lender and reimburses such Issuing Lender before a Loan would otherwise be made pursuant to this sentence) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

     3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that, unless resulting from the gross negligence or willful misconduct of such Issuing Lender, such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

     3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that, as of the Closing Date (after giving effect to the Acquisition) and as of any other date on which the representations and warranties set forth in this Section 4 are repeated pursuant to Section 5.2:

     4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2003 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on information believed by the Borrower to be reasonable and correct as of the date of delivery thereof, and presents fairly the Borrower’s good faith estimate on a pro forma basis of the financial position of Borrower and its consolidated Subsidiaries as at March 31, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date.

     (b)  The audited consolidated balance sheet of the Acquired Business as at December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Grant Thornton, present fairly in all material respects the consolidated financial condition of the Acquired Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Acquired Business as at March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Acquired Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). During the period from December 31, 2002 to and including the date hereof there has been no Disposition by the Acquired Business of any material part of its business or Property.

     4.2 No Change. Since December 31, 2002 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     4.3 Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (c) and (d), to the extent that the failure to be so qualified or to comply with such Requirements of Law, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. Except as could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate the Organizational Documents of any of the Loan Parties or (b) except as could not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law applicable to, or any Contractual Obligation of, Holdings, the Borrower or any of its Subsidiaries, or result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

     4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

     4.7 No Default. No Default or Event of Default has occurred and is continuing.

     4.8 Ownership of Property; Liens. Each of the Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, in each case, except where the failure to do so would not have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 7.3.

     4.9 Intellectual Property. Except as all of the following in the aggregate could not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property of the Borrower or its Subsidiaries or the validity or effectiveness of any such material Intellectual Property; and (c) the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person.

     4.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be). To the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge described in the proceeding sentence, except as could not reasonably be expected to have a Material Adverse Effect.

     4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

     4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

     4.13 ERISA. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a)

neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

     4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law which limits its ability to incur the Indebtedness to be incurred by it hereunder and under the other Loan Documents.

     4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of Holdings and the Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

     (b)  As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

     4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Credit Loans and the Swing Line Loans, and the Letters of Credit, shall be used for general corporate purposes.

     4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

     (a)  The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

     (b)  Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its

Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

     (c)  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

     (d)  Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

     (e)  Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

     (f)  Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

     4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however that the Borrower makes no representation and warranty in respect of any third-party reports. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the Borrower has not intentionally withheld, either individually or in the aggregate, any facts from the Agents in regard to any matters which could reasonably be expected to have a Material Adverse Effect.

     4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent), or, with respect to after-acquired property, when the requirements set forth in Section 6.10 have been complied with, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3), in each case to the extent required by the Guarantee and Collateral Agreement. As of the date hereof, Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. As of the date hereof, Schedule 4.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent (or will have made appropriate arrangements for the delivery thereof to the Administrative Agent), or caused to be filed, duly completed UCC termination statements, together with the authorization of the relevant secured party to file such termination statements, in respect of each UCC Financing Statement listed in Schedule 4.19(a)-3.

     (b)  Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages to be executed and delivered pursuant to Section 6.12) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), the Administrative Agent will have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by Section 7.3). As of the Closing Date, the Mortgaged Properties constitute all fee interests in real property held by any Loan Party having a value (together with improvements thereof) of at least $5,000,000.

     4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

     4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

     4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

SECTION 5. CONDITIONS PRECEDENT

     5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a)  Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

     (b)  Acquisition, etc. The following transactions shall have been consummated:

(i)	The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, and the Administrative Agent shall have received satisfactory evidence thereof;

(ii)	The Borrower shall have received at least $250,000,000 from the proceeds of common equity issued by the Borrower to Holdings, which shall have obtained such funds through the issuance of its common stock to the Sponsor, Control Investment Affiliates of the Sponsor and members of management of the Borrower; and

(iii)	the Borrower shall have received at least $230,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

     (c)  Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Acquired Business for the 2002 and 2001 fiscal years and (iii) unaudited interim consolidated financial statements of the Acquired Business for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and not less than 45 days prior to the Closing Date.

     (d)  Approvals. All material governmental and third party approvals necessary in connection with the Acquisition and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Acquisition or the financing contemplated hereby.

     (e)  Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of (i) the Senior Subordinated Note Indenture (in a form reasonably satisfactory to the Joint Lead Arrangers) and (ii) the Acquisition Agreement.

     (f)  Fees. The Administrative Agent, the Syndication Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.

     (g)  Pro Forma EBITDA. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that (i) consolidated EBITDA of the Borrower from planned continuing operations (calculated on a pro forma basis containing only such adjustments as have been agreed between the Borrower and the Joint Lead Arrangers) (“Pro Forma EBITDA”) for the 12-month period ended on the date of the most recent financial statements delivered pursuant to clause (iii) of Section 5.1(c) shall be not less than $129,000,000 and (ii) the ratio of Consolidated Total Debt of the Borrower (after giving pro forma effect to the consummation of the Acquisition, the issuance of the Senior Subordinated Notes and the incurrence of the Loans to be incurred on the Closing Date) as of the date of such financial statements to Pro Forma EBITDA for such 12-month period shall be not greater than 4.54:1.00, and the Borrower shall provide support for such calculations of a nature that is reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

     (h)  Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 and Liens to be discharged on or prior to the Closing Date.

     (i)  Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

     (j)  Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)	the legal opinion of Latham & Watkins, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F;

(ii)	to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

(iii)	such legal opinions of local counsel as may be reasonably requested by the Administrative Agent, in each case covering such matters as the Administrative Agent shall reasonably request.

     (k)  Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

     (l)  Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

     (m)  Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5.

     (n)  Credit Ratings. The Facilities shall have received ratings from Standard and Poor’s Ratings Service and Moody’s Investors Service of at least B+ and B1, respectively, and if either such rating is at such minimum level, it is not on credit watch with negative implication.

     5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     (a)  Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is qualified by materiality shall be true and correct on and as of such date as if made on and as of such date, and each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is not qualified by materiality shall be true and correct in all material respects on and as of such date as if made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date.

     (b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

     Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

     6.1 Financial Statements. Furnish to the Administrative Agent (which shall make available such items to the Lenders):

     (a)  as soon as available, but in any event within 90 days (or, if the Borrower is not at such time required to file with the SEC an Annual Report on Form 10-K with respect to such fiscal year, 120 days) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, commencing with the statements for the period ending December 31, 2003, in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton or other independent certified public accountants of nationally recognized standing;

     (b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or 60 days after the end of the fiscal quarter ending June 30, 2003), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, commencing with the statements for the period ending September 30, 2003, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnote disclosure); and

     (c)  all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for Borrower on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter (or 60 days after the end of the fiscal quarter ending June 30, 2003), such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section.

     6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall make available such items to the Lenders):

     (a)  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

     (b)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer is not aware of any Default or Event of Default except as specified in such certificate, (ii) beginning with the date of delivery of financial statements for the fiscal quarter ending September 30, 2003, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (or, in the case of the Compliance Certificate for the fiscal quarter ending September 30, 2003, containing all information and calculations that would be necessary for determining compliance with such provisions if such provisions were measured as of the last day of such period (provided that, only for the purposes of determining the Consolidated Interest Coverage Ratio for the period of four fiscal quarters ending September 30, 2003 to be set forth on such certificate, Consolidated Interest Expense for each relevant fiscal quarter of 2002 and 2003 shall be deemed to be $9,300,000)) and (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any material patents, trademarks or copyrights (to the extent recorded in the Patent and Trademark Office or Copyright Office) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date);

     (c)  as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income);

     (d)  no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification adverse to the Lenders with respect to the Senior Subordinated Note Indenture or the Acquisition Agreement;

     (e)  promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

     (f)  promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

     6.3 Payment of Taxes, etc. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

     6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property; Insurance. (a) (i) Keep all Property and systems useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

     (b)  Maintain, with financially sound and reputable companies, insurance policies (i) insuring the Mortgaged Properties and the Inventory and Equipment constituting Collateral against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, insuring the applicable Loan Party and the Administrative Agent for the benefit of the Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

     (c)  Deliver to the Administrative Agent a report of a reputable insurance broker with respect to insurance maintained by the Loan Parties on the Collateral substantially concurrently with the delivery by the Borrower to the Administrative Agent of its audited financial statements for each fiscal year, and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

     6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants; provided, the Lenders shall coordinate such visits through the Administrative Agent such that, in the absence of any Event of Default that has occurred and is continuing, not more than one such visit shall occur in any calendar year.

     6.7 Notices. Promptly after any Responsible Officer obtains knowledge thereof, give notice to the Administrative Agent and each Lender of:

     (a)  the occurrence of any Default or Event of Default;

     (b)  any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c)  any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

     (d)  the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required material contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

     (e)  the acquisition by the Borrower or any of its Subsidiaries of any fee interest in real property having a value (together with improvements thereof) of at least $5,000,000 (other than any such real property owned by an Excluded Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)); and

     (f)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

     6.8 Environmental Laws. (a) Except as would not have a Material Adverse Effect, comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

     (b)  Except as would not have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions lawfully required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws provided that the foregoing shall not prohibit Borrower from challenging in good faith any such order, regulation or statute requiring investigation, remediation or other actions (provided such challenge would not reasonably be expected to result in a Material Adverse Effect).

     6.9 Interest Rate Protection. In the case of the Borrower, within 120 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 60% of the aggregate principal amount of the Senior Subordinated Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years on a weighted average basis, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

     6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section or any other interest in real property, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be requested by the Administrative Agent.

     (b)  With respect to any fee interest in any real property (including a fee interest in improvements which are subject to a ground lease) having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property owned by an Excluded Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (or in the case of clause (y) use all commercially reasonable efforts to provide the Lenders with) (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the

Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, that the Borrower shall not be required to comply with the foregoing provisions of this paragraph (b) in respect of any parcel of real property as to which the Administrative Agent shall have determined that the cost of the foregoing actions is disproportionate (taking into account any potential environmental issues with respect to such parcel) to the value of such parcel as Collateral.

     (c)  With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably deemed necessary by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     (d)  With respect to any new Excluded Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Excluded Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

     6.12 Post-Closing Obligations. (a) Within 60 days after the Closing Date (or such later date as the Administrative Agent may agree and notify the Lenders of), deliver to the Administrative Agent a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto; and in connection therewith, by such 60th day after the Closing Date (or such later agreed date), cause the following conditions to be satisfied:

(i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and

10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance, to the extent such property is located in a flood zone that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above.

            (b)  Within 30 days after the Closing Date, deliver to the Administrative Agent an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement.

            6.13 Collateral Covenants. Take the following actions with respect to the Borrower’s Collateral, and cause each other Loan Party to take the following actions with respect to the Collateral of such Loan Party:

            (a)  If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, forthwith deliver such Instrument, Certificated Security or Chattel Paper to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to the Guarantee and Collateral Agreement.

            (b)  Maintain the security interest created by the Guarantee and Collateral Agreement as a perfected security interest having at least the priority described in Section 4.19 of this Agreement and defend such security interest against the claims and demands of all Persons whomsoever (other than holders of Permitted Liens).

            (c)  At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Borrower, promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of the Guarantee and Collateral Agreement and of the rights and powers therein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created by the Guarantee and Collateral Agreement and (ii) in the case of Investment Property with a fair market value in excess of $1,000,000, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

     (d)  If any Loan Party becomes entitled to receive or receives any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization) in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Loan Party to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Loan Party, to be held by the Administrative Agent, subject to the terms of the Guarantee and Collateral Agreement, as additional collateral security for the Obligations. If any sums are paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer, cause such sums to be paid over to the Administrative Agent to be held by it under the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, cause the property so distributed, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, to be delivered to the Administrative Agent to be held by it under the Guarantee and Collateral Agreement as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by any Loan Party, hold such money or property in trust for the Secured Parties, segregated from other funds of such Loan Party, as additional collateral security for the Obligations, until such money or property is paid or delivered to the Administrative Agent,. Notwithstanding the foregoing, the Loan Parties shall not be required to pay over to the Administrative Agent or deliver to the Administrative Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that the proceeds thereof are applied toward prepayment of Loans and reduction of Commitments if and to the extent required by this Agreement.

     (e)  In the case of each Loan Party which is an Issuer, (i) comply with the terms of this Agreement and the Guarantee and Collateral Agreement relating to the Pledged Securities issued by it insofar as such terms are applicable to it, (ii) notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.13(d) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) of the Guarantee and Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) of the Guarantee and Collateral Agreement with respect to the Pledged Securities issued by it.

     (f)  In the case of each Loan Party which is an Issuer and is also a partnership or a limited liability company (i) ensure that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York Uniform Commercial Code (a “Security”), (ii) refrain from taking any action to cause or permit any such equity interest to become a Security and (iii) refrain from issuing any certificate representing any such equity interest, unless, in each case, all required actions have been or substantially concurrently are taken to cause the Administrative Agent to have “control” (within the meaning of Section 8-106 of the UCC) of such Security.

     (g)  Except as could not reasonably be expected to have a Material Adverse Effect, either itself or through licensees (i) continue to use each Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to the Guarantee and Collateral Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

     (h)  Except as could not reasonably be expected to have a Material Adverse Effect, not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

     (i)  Except as could not reasonably be expected to have a Material Adverse Effect, (i) employ each Copyright, (ii) not do any act or knowingly omit to do any act whereby any of the Copyrights may become invalidated or otherwise impaired and (iii) not do any act whereby any of the Copyrights may fall into the public domain.

     (j)  Except as could not reasonably be expected to have a Material Adverse Effect, take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application relating to any Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

     (k)  In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, (i) take such actions as the Borrower shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such infringement, misappropriation or dilution could reasonably be expected to have a Material Adverse Effect, promptly notify the Administrative Agent after it learns thereof.

     (l)  If any Loan Party shall at any time commence a suit, action or proceeding with respect to any Commercial Tort Claim held by it with a value which such Loan Party reasonably believes to be of $1,000,000 or more, promptly notify the Administrative Agent thereof in a writing signed by such Loan Party and describing the details thereof and grant to the

Administrative Agent for the benefit of the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of the Guarantee and Collateral Agreement.

SECTION 7. NEGATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

     7.1 Financial Condition Covenants.

     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter	Leverage Ratio

FQ4 2003	5.25:1.00
FQ1 2004	5.25:1.00
FQ2 2004	5.25:1.00
FQ3 2004	5.25:1.00
FQ4 2004	5.00:1.00
FQ1 2005	5.00:1.00
FQ2 2005	5.00:1.00
FQ3 2005	5.00:1.00
FQ4 2005	4.90:1.00
FQ1 2006	4.75:1.00
FQ2 2006	4.60:1.00
FQ3 2006	4.50:1.00
FQ4 2006	4.40:1.00
FQ1 2007	4.10:1.00
FQ2 2007	3.75:1.00
FQ3 2007	3.75:1.00
FQ4 2007	3.50:1.00
FQ1 2008	3.50:1.00
FQ2 2008	3.25:1.00
FQ3 2008	3.25:1.00
FQ4 2008 and thereafter	3.00:1.00

     (b)  Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Interest
Fiscal Quarter	Coverage Ratio

FQ4 2003	2.25:1.00
FQ1 2004	2.25:1.00
FQ2 2004	2.25:1.00
FQ3 2004	2.25:1.00
FQ4 2004	2.25:1.00
FQ1 2005	2.30:1.00
FQ2 2005	2.40:1.00
FQ3 2005	2.50:1.00
FQ4 2005	2.50:1.00
FQ1 2006	2.50:1.00
FQ2 2006	2.60:1.00
FQ3 2006	2.65:1.00
FQ4 2006	2.75:1.00
FQ1 2007	2.80:1.00
FQ2 2007 and thereafter	3.00:1.00

; provided, that for the purposes of determining the ratio described in clause (b) above for the applicable periods, Consolidated Interest Expense for each of the first three fiscal quarters of 2003 shall be deemed to be $9,300,000.

     7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a)  Indebtedness of any Loan Party pursuant to any Loan Document;

     (b)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

     (c)  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

     (d)  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

     (e)  Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

     (f)  (i) (x) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $230,000,000 and (y) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness (provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations) and (ii) and any refinancings, refundings, renewals or extensions of any Indebtedness described in the foregoing clause (i) (provided that (A) the principal amount thereof is not increased, (B) the weighted average life to maturity of the principal amount thereof is not decreased, nor the final maturity thereof shortened, (C) the obligations of the Borrower and its Subsidiaries in respect of such Indebtedness are subordinated to the Obligations to the same extent as the obligations of the Borrower and its Subsidiaries in respect of the Senior Subordinated Notes, (D) the interest rate applicable to and fees payable in connection with such Indebtedness is not in excess of that payable in respect of the Senior Subordinated Notes, and (E) such Indebtedness otherwise contains terms which are, when taken as a whole, at least as favorable to the Borrower and its Subsidiaries as the terms of the Indebtedness described in the foregoing clause (i));

     (g)  Indebtedness of any Loan Party pursuant to the Acquisition Agreement as in effect on the Closing Date or pursuant to the agreement for any other acquisition permitted under Section 7.8(h);

     (h)  Indebtedness of Excluded Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit not to exceed an aggregate outstanding principal amount of $20,000,000 at any time;

     (i)  Indebtedness of Excluded Subsidiaries owing to any Loan Party, provided that the aggregate outstanding Permitted Foreign Investment Amount at such time after giving effect to the incurrence thereof does not exceed the Maximum Permitted Foreign Investment Amount;

     (j)  (i) Guarantee Obligations by Loan Parties of obligations of Excluded Subsidiaries, provided that the aggregate outstanding Permitted Foreign Investment Amount at such time after giving effect to the incurrence thereof does not exceed the Maximum Permitted Foreign Investment Amount, (ii) Guarantee Obligations by the Borrower or any of its Subsidiaries of obligations of Joint Ventures, provided that the aggregate outstanding Permitted JV Investment Amount at such time after giving effect to the incurrence thereof does not exceed the Maximum Permitted JV Investment Amount, and (iii) Guarantee Obligations by Excluded Subsidiaries of obligations of Excluded Subsidiaries;

     (k)  Indebtedness of the Borrower under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.8(h);

     (l)  Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

     (m)  Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;

     (n)  additional unsecured indebtedness of the Borrower or any of its Subsidiaries not to exceed an aggregate outstanding principal amount of $10,000,000 at any time.

     7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

     (a)  Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

     (c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

     (d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

     (f)  Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) or obligations described on Schedule 7.3(f), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g)  Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof;

     (h)  Liens created pursuant to the Security Documents;

     (i)  any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (j)  Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h);

     (k)  Liens on property or assets acquired pursuant to an acquisition permitted under Section 7.8(h) (and proceeds thereof) or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is acquired pursuant to an acquisition permitted under Section 7.8(h) (and proceeds thereof);

     (l)  Liens on Property or assets of Excluded Subsidiaries securing Indebtedness permitted by this Agreement to be incurred by such Subsidiaries;

     (m)  receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

     (n)  Borrower and its Subsidiaries may sell and grant Liens in receivables and related assets (including proceeds thereof) arising from goods and services provided to Honeywell International, Inc. and its affiliates, pursuant to factoring arrangements entered into in the ordinary course of business; and

     (o)  other Liens with respect to obligations that do not exceed $5,000,000 at any one time outstanding.

     7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

     (a)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

     (b)  any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

     (c)  acquisitions permitted under Section 7.8(h) may be consummated;

     (d)  any Excluded Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, another Excluded Subsidiary of the Borrower;

     (e)  any Excluded Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Excluded Subsidiary; and

     (f)  Dispositions permitted by Section 7.5 may be consummated.

     7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

     (a)  the Disposition of obsolete or worn out property in the ordinary course of business;

     (b)  the sale of inventory in the ordinary course of business;

     (c)  Dispositions permitted by Section 7.4(a), (b), (d) or (e), Section 7.6 or Section 7.8;

     (d)  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor (or, in the case of the Capital Stock of an Excluded Subsidiary, to any other Subsidiary);

     (e)  the Disposition of other assets having a fair market value not to exceed $20,000,000 in the aggregate while this Agreement is in effect (provided that any such Disposition must be for at least 75% cash which is received at the time of closing thereof), provided that the Net Cash Proceeds of any such Disposition are applied to the prepayment of the Loans to the extent required by Section 2.12(b);

     (f)  any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

     (g)  the sale by Excluded Subsidiaries (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

     (h)  leases, occupancy agreements and subleases of real property in the ordinary course of business;

     (i)  licenses or sublicenses in the ordinary course of business of intellectual property;

     (j)  the Disposition by any Excluded Subsidiary of any of its Property in an arms’-length transaction for the fair market value thereof;

     (k)  the Disposition by the Borrower or any Subsidiary of any of its Property to any Excluded Subsidiary or Joint Venture; provided that, (i) to the extent the consideration paid by such Excluded Subsidiary or Joint Venture is less than the fair market value thereof, the Borrower shall be in compliance with the provisions of Section 7.8(k) or (l), as applicable and (ii) any Net Cash Proceeds of any such Disposition are applied to the prepayment of the Loans to the extent required by Section 2.12(b);

     (l)  the Disposition by any Loan Party of any equity interest of any Excluded Subsidiary held by such Loan Party in an arms’-length transaction for the fair market value thereof; and

     (m)  Borrower and its Subsidiaries may sell and grant Liens in receivables and related assets (including proceeds thereof) arising from goods and services provided to Honeywell International, Inc. and its affiliates, pursuant to factoring arrangements entered into in the ordinary course of business.

     7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

     (a)  any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

     (b)  the Borrower may make Restricted Payments in the form of common stock of the Borrower;

     (c)  the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employers of the Borrower or any Subsidiary upon the death, disability of termination of employment of such officer or employer, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000;

     (d)  the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year and (ii) pay any taxes which are due and payable by Holdings and the Borrower as part of a consolidated group;

     (e)  any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary);

     (f)  Excluded Subsidiaries may make Restricted Payments to other Excluded Subsidiaries; and

     (g)  so long as no Default or Event of Default has occurred and is continuing, the Borrower may purchase fractional shares of the Borrower’s common stock arising out of stock dividends, splits or combinations or business combinations.

     7.7 Limitation on Capital Expenditures. Make any Capital Expenditure (other than Capital Expenditures with respect to the Champion Capital Program through the end of fiscal year 2006 in an aggregate amount not to exceed $40,000,000), except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year or other period set forth below the amount set forth below opposite such fiscal year or other period:

Period	Capital Expenditures

2003	$33,000,000
2004	$35,000,000
2005	$40,000,000
2006	$40,000,000
2007	$40,000,000
2008	$40,000,000
2009	$40,000,000
January 1, 2010 through June 30, 2010	$20,000,000

; provided, that (i) up to 50% of any such amount referred to above for any period specified above, if not so expended in the period for which it is permitted, may be carried over for expenditure in the next succeeding such period and (ii) Capital Expenditures made during any period specified above shall be deemed made, first, in respect of amounts permitted for such period as provided above and second, in respect of amounts carried over from the prior period pursuant to subclause (i) above.

     7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

     (a)  extensions of trade credit in the ordinary course of business;

     (b)  investments in Cash Equivalents and by Excluded Subsidiaries in Foreign Cash Equivalents;

     (c)  Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

     (d)  loans and advances to officers, directors and employees of Holdings, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower and Subsidiaries of the Borrower not to exceed $2,000,000 at any one time outstanding;

     (e)  the Acquisition;

     (f)  Investments in assets useful in the Borrower’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

     (g)  Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

     (h)  Permitted Acquisitions for consideration (whether in cash, Permitted Seller Notes, Capital Stock or property) not exceeding $30,000,000 for any single Permitted Acquisition or $50,000,000 in the aggregate for all such Permitted Acquisitions while this Agreement is in effect;

     (i)  Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

     (j)  Investments by any Excluded Subsidiary in other Excluded Subsidiaries;

     (k)  Investments by the Borrower or any Subsidiary in Joint Ventures (including Investments consisting of Dispositions of Property to such Joint Venture to the extent the consideration paid by such Joint Venture for such Property is less than the fair market value thereof, as reasonably determined by the Borrower), provided that the aggregate outstanding Permitted JV Investment Amount at such time after giving effect thereto does not exceed the Maximum Permitted JV Investment Amount;

     (l)  Investments by any Loan Party in Excluded Subsidiaries (including Investments consisting of Dispositions of Property to such Excluded Subsidiary to the extent the consideration paid by such Excluded Subsidiary for such Property is less than the fair market value thereof, as reasonably determined by the Borrower), provided that the aggregate outstanding Permitted Foreign Investment Amount at such time after giving effect thereto does not exceed the Maximum Permitted Foreign Investment Amount;

     (m)  Investments in existence on the Closing Date and listed on Schedule 7.8, without giving effect to any additions thereto or replacements thereof;

     (n)  Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested) at no time exceeds $2,000,000;

     (o)  Subsidiaries may be established or created, if (A) to the extent such new Subsidiary is a Domestic Subsidiary, such Subsidiary complies with the provisions of Section 6.10(c) and (B) if such new Subsidiary is an Excluded Subsidiary, such Subsidiary complies with the provisions of Section 6.10(d), provided, that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.8(h), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.10(c) or Section 6.10(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

     (p)  Investments of Borrower or any Subsidiary under Hedge Agreements permitted hereunder; and

     (q)  Investments of any Person in existence at the time such Person becomes a Subsidiary of the Borrower; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower.

     7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Subordinated Notes, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (except in each case in connection with any refinancing permitted by Section 7.2(f)), or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders.

     7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited by this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) the Borrower and its Subsidiaries may pay fees and expenses to the Sponsor and its Control Investment Affiliates pursuant to the Management Agreement, (ii) the Borrower and its Subsidiaries may enter into any transaction with an Affiliate that is expressly permitted by the terms of this Agreement to be entered into by the Borrower or such Subsidiary with an Affiliate and (iii) the Borrower and its Subsidiaries may without being subject to the foregoing requirements of this Section enter into transactions with any Person, a director of which is also a director of the Borrower, provided that such director abstains from voting as a director of the Borrower on any matter involving such other Person.

     7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which, as a part of the same transaction, has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except for sale and leaseback transactions involving Property having a book value not exceeding $10,000,000 while this Agreement is in effect.

     7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

     7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

     (a)  this Agreement and the other Loan Documents;

     (b)  the Senior Subordinated Note Indenture (and the instruments or agreements governing any Indebtedness permitted pursuant to Section 7.2(f)(ii));

     (c)  any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

     (d)  any agreements regarding Indebtedness of any Excluded Subsidiary (in which case, any prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries);

     (e)  customary provisions in joint venture agreements and similar agreements that restrict the transfer of assets of, or equity interests in, Joint Ventures;

     (f)  licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the intellectual property subject thereto); and

     (g)  prohibitions and limitations in effect on the date hereof and listed on Schedule 7.13.

     7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents;

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(iii) any restrictions set forth in the Senior Subordinated Note Indenture (and the instruments or agreements governing any Indebtedness permitted pursuant to Section 7.2(f)(ii));

(iv) any restrictions contained in agreements related to Indebtedness of any Excluded Subsidiary (in which case such restriction shall relate only to such Excluded Subsidiary and its Subsidiaries),

(v) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in Joint Ventures (which are not Subsidiaries of the Borrower) (in which case such restrictions shall relate only to assets of, or equity interests in, such Joint Venture); and

(vi) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

     7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or are reasonable extensions thereof.

     7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations.

     7.17 Limitation on Activities of Holdings. Not permit Holdings to (a) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations in respect of taxes imposed on Holdings as a member of a consolidated group, (iii) indebtedness and obligations of Holdings pursuant to the Loan Documents to which it is a party, (iv) obligations with respect to its Capital Stock, (v) Indebtedness subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent in an aggregate principal amount of up to $10,000,000, (vi) guarantees, letters of credit and performance bonds in support of the operations of the Borrower and its Subsidiaries, and (vii) up to $5,000,000 in aggregate principal amount of other Indebtedness, or (c) own, lease, manage or otherwise operate (other than through ownership of the Borrower and its Subsidiaries) any properties or assets, other than (i) cash and Cash Equivalents and deposit and securities accounts comprised of cash and cash equivalents, (ii) the ownership of shares of Capital Stock of the Borrower, (iii) other assets, not material in amount, incidental to the operations of Holdings as the holding company of the Borrower and (iv) other assets with an aggregate fair market value of not more than $5,000,000.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

     (a)  The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

     (b)  Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

     (c)  Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7; or

     (d)  Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower from the Administrative Agent or any Lender; or

     (e)  The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

     (f)  Holdings, the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g)  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

     (h)  One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Material Subsidiaries involving for Holdings, the Borrower and its Material Subsidiaries taken as a whole a liability (not paid or covered by insurance or by an indemnity from a Solvent indemnitor) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i)  Except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect in any material respect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby (other than by reason of the express release thereof pursuant to Section 10.15); or

     (j)  The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party shall so assert; or

     (k)  Any Change of Control shall occur; or

     (l)  The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower then due and owing hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

     9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

     9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

     9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

     9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent shall, in consultation with the Borrower, appoint a successor Administrative Agent (which successor agent shall be a financial institution of nationally-recognized standing that, in the ordinary course of business, performs functions equivalent to those of the Administrative Agent hereunder), and the retiring Administrative Agent’s resignation shall become effective only upon such appointment. After any retiring

Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

     9.11 The Joint Lead Arrangers; the Syndication Agent; the Co-Documentation Agents. None of the Joint Lead Arrangers, the Syndication Agent, or any of the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, or shall incur any liability, under this Agreement or the other Loan Documents.

SECTION 10. MISCELLANEOUS

     10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)	forgive any principal amount or extend or postpone the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in fees or the rate of interest) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase or extension of a Commitment), in each case without the consent of each Lender directly and adversely affected thereby;

(ii)	amend, modify or waive any provision of this Section without the consent of each Lender directly and adversely affected thereby;

(iii)	reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iv)	reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v)	amend, modify or waive any provision of Section 9 without the consent of any Agent directly and adversely affected thereby;

(vi)	amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender;

(vii)	amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly and adversely affected thereby; or

(viii)	amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender directly and adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

     For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the

Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Facility Lenders.

     10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	United Components, Inc.
301 Industrial Drive
Albion, Illinois 62806
Attention: Chief Financial Officer
Telecopy: (618) 456-2260
Telephone: (618) 445-6011

With a copy to:	The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 200
Washington, D. C. 20004
Attention: Ms. Leslie Armitage
Telecopy: 202-347-1818
Telephone: 202-347-2626

The Syndication Agent:	JPMorgan Chase Bank
Loan & Agency Services
1111 Fannin-10th Floor
Houston, Texas 77002
Attention: Debbie Meche
Telecopy: 713-750-2938
Telephone: 713-750-7917

with a copy to:	JPMorgan Chase Bank
270 Park Avenue – 4th Floor
New York, New York 10017
Attention: Richard Duker
Telecopy: 212-270-5127
Telephone: 212-2702-3057

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue, 19th Floor
New York, New York 10019
Attention: Andrew Keith
Telecopy: 646-758-4656
Telephone: 212-526-4059

Issuing Lender:	As notified by such Issuing Lender to the
Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the any Agent, the Issuing Lender or any Lender shall not be effective until received.

     10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers for all their reasonable, documented out-of-pocket costs and expenses actually incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable documented fees and disbursements and other charges of Simpson Thacher & Bartlett LLP and, if necessary, one local counsel per relevant jurisdiction and the portion of the out-of-pocket costs of the Administrative Agent in respect of the charges of Intralinks that are allocated (ratably based upon the number of transactions covered by such charges) to the Facilities, (b) to pay or reimburse each Lender and the Agents for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the documented fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments, suits or other judicial or arbitral proceedings of any kind or nature whatsoever, or any investigation relating thereto, in each case with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling persons. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (unless such damages result from the gross negligence or willful misconduct of such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling persons) or for any special, indirect, consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to United Components, Inc., Attention: Chief Financial Officer (Telephone No. (618) 445-6011) (Fax No. (618) 456-2260), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

     10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

     (b)  Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; unless consented to by the Borrower, no such participation may be sold to any competitor of the Borrower and its Subsidiaries. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c)  Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained in connection with an assignment by any Lehman Entity and (y) the consent of the Borrower need not be obtained with respect to (1) any assignment of Term Loans or (2) any assignment during the continuance of an Event of Default under paragraph (a) of Section 8, paragraph (c) of Section 8 (with respect to the Borrower’s obligations under Section 7.1 only) or paragraph (f) of Section 8), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Agents or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) no such assignment to an Assignee (other than any Lender or any affiliate, Control Investment Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $1,000,000, in the case of assignments of Loans and Commitments under the Tranche B Term Loan Facility, or $5,000,000, in the case of assignments of Loans and Commitments under any other Facility (in each case other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent and (B) unless consented to by the Borrower, no such assignment may be made to any competitor of the Borrower and its Subsidiaries. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20 and 10.5 in respect of the period prior to such effective date) and (z) the Assignee will be treated as a Lender for purposes of Sections 2.19 and 2.20. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds or Control Investment Affiliates shall be aggregated.

     (d)  The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be presumptively correct, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. If any amendment or waiver relating to this Agreement or any other Loan Document is pending, at the request of any Lender, the Administrative Agent shall provide such Lender with a list of the names of all the Lenders. The Administrative Agent shall advise the Borrower, quarterly and otherwise upon the Borrower’s request, of all assignments recorded by the Administrative Agent pursuant hereto.

     (e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

     (f)  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

     (g)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Granting Lender shall remain solely responsible for the performance thereof, and the Borrower and the Agents shall continue to deal solely and directly with such Granting Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. In the event that the consent of all or any portion of the Lenders is required pursuant to any provision of any Loan Document at a time when any Loan is held by any SPC, such SPC and the Granting Lender that would otherwise have been obligated to make such Loan shall agree between themselves as to which of them shall be entitled to grant or withhold any consent applicable to such Loan, but such Granting Lender shall communicate with the Administrative Agent and the Borrower as to the giving or withholding of such consent, and the parties to the Loan Documents shall be entitled to rely conclusively on the advice by such Granting Lender as to whether such consent is being granted or withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

     10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     (b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace period), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but not trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Joint Lead Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a)  submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     10.13 Acknowledgments. The Borrower hereby acknowledges that:

     (a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b)  neither the Joint Lead Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower and the Lenders.

     10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Joint Lead Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of

Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

     10.15 Release of Collateral and Guarantee Obligations.

     (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

     (b)  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

     10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this

Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

     10.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED COMPONENTS, INC.

By:	/s/ John Ritter

Name: John Ritter
Title: Chief Financial Officer, Treasurer & Secretary

JPMORGAN CHASE BANK, as Syndication Agent

By:

Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:

Name:
Title:

LEHMAN BROTHERS INC., as a Joint Lead Arranger

By:

Name:
Title:

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger

By:

Name:
Title:

UCI Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED COMPONENTS, INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, as Syndication Agent

By:	-s- Marian N. Schulman

Name: MARIAN N. SCHULMAN
Title: Managing Director

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:

Name:
Title:

LEHMAN BROTHERS INC., as a Joint Lead Arranger

By:

Name:
Title:

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger

By:	-s- John Abraham

Name: John Abraham
Title: Vice President

UCI Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED COMPONENTS, INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, as Syndication Agent

By:

Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	-s- G. Andrew Keith
Name: G. Andrew Keith
Title: Authorized Signatory

LEHMAN BROTHERS INC., as a Joint Lead Arranger

By:	-s- G. Andrew Keith
Name: G. Andrew Keith
Title: Senior Vice President

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger

By:

Name:
Title:

UCI Credit Agreement

ABN AMRO BANK N.V., as Co-Documentation Agent

By:	-s- Terrence J. Ward
Name: TERRENCE J. WARD
Title: Senior Vice President

By:	-s- John M. Pastore
Name: John M. Pastore
Title: Vice President

UCI Credit Agreement

CREDIT LYONNAIS, NEW YORK BRANCH, as Co-Documentation Agent

By:	Authorized Person
Name: Authorized Person
Title: M.D.

UCI Credit Agreement

FLEET NATIONAL BANK, as Co-Documentation Agent

By:	-s- James C. Silva
Name: James C. Silva
Title: Managing Director

UCI Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent

By:	-s- Laurent Paris, SVP
Name: Laurent Paris, SVP
Title: Duly Authorized Signatory

UCI Credit Agreement

Accepted and agreed:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	-s- G. Andrew Keith
Name: G. Andrew Keith
Title: Authorized Signatory

Lender Addendum

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS, SWING LINE LOANS,
TRANCHE A TERM LOANS AND COMMITMENT FEES

	Applicable
	Margin	Applicable
	for Eurodollar	Margin for Base	Commitment
Consolidated Leverage Ratio	Loans	Rate Loans	Fee Rate

≥ 4.25:1.00	3.250%	2.250%	0.500%
≥ 3.75:1.00 but < 4.25:1.00	3.000%	2.000%	0.500%
≥ 3.25:1.00 but < 3.75:1.00	2.750%	1.750%	0.500%
≥ 2.75:1.00 but < 3.25:1.00	2.500%	1.500%	0.375%
< 2.75:1.00	2.250%	1.250%	0.375%

     Changes in the Applicable Margin with respect to Tranche A Loans or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the date such financial statements are required to be delivered) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.25 to 1.

SCHEDULE 1.1

MORTGAGED PROPERTY

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

SCHEDULE 4.15

SUBSIDIARIES

SCHEDULE 4.19(a)-1

UCC FILING JURISDICTIONS

Loan Party	Filing Office

     [Borrower to list name of each Loan Party which is a party to any Security Document and each filing office in which a UCC financing statement must be filed in respect of such Loan Party and its collateral]

SCHEDULE 4.19(a)-2

UCC FINANCING STATEMENTS TO REMAIN ON FILE

SCHEDULE 4.19(a)-3

UCC FINANCING STATEMENTS TO BE TERMINATED

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

SCHEDULE 7.3(f)

EXISTING LIENS